Exhibit 10.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC 23-0002

Kevin Dahill

137 Hollow Tree Ridge Road

Darien, CT 06820

Dear Kevin:

We are very pleased to offer you employment at Precision Optics Corporation, Inc. (“POC” or the “Company” or “we”). Your employment is subject to the terms and conditions set forth in this letter. Subject to those conditions, your anticipated start date is Saturday, January 7, 2023.

Position: This offer is for the position of Interim Chief Financial Officer (“Interim CFO”). Your responsibilities will be those typically associated with an Interim CFO position with the understanding, however, that only on and after February 15, 2023, will your responsibilities include those of the principal financial officer and principal accounting officer of POC for purposes of applicable Securities and Exchange Commission regulations and Nasdaq requirements. It is mutually understood that your employment will run at least through May 15, 2023.

As Interim CFO, you will perform duties and responsibilities that are commensurate with such position and such other duties that may be assigned to you from time to time. You will report to Joseph Forkey, POC’s Chief Executive Officer, and to the Board of Directors of the Company. The position of Interim CFO will be a part-time, exempt position. You will be expected to work from time-to-time on-site in our Gardner, MA office.

You will be expected to devote sufficient time and effort to the performance of your duties and responsibilities for POC, and to abide by all POC policies and procedures.

At-Will Employment: Your employment with POC will be at-will, meaning you or POC may terminate the employment relationship at any time, for any reason, with or without notice. Should POC decide to terminate your employment without cause prior to May 15, 2023, POC will issue severance payments in the amount of, and in lieu of, your usual salary to be paid from your termination date through and including May 15, 2023. The at-will nature of your employment may only be changed by an express written agreement signed by you and POC’s Chief Executive Officer.

Compensation: In consideration of your services, you will be paid a salary at a rate of $2,500 per week. Payroll will be paid every other week on our customary payroll dates. Payments will reflect all applicable deductions including payroll taxes and will be payable in accordance with the regular payroll practices of Precision Optics Corporation.

In addition, upon approval of the Board of Directors, you will be provided a one-time option award of a non-statutory stock option to purchase 4,000 shares of Common Stock, with the exercise price equal to closing price on the date of grant, vesting upon commencement of employment.

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Benefits: You will be eligible to participate in the employee benefit plans and programs generally available to POC’s employees. A list of current employee benefits will be provided to you. POC reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Conditions of Employment: This offer of employment is contingent upon verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your start date. In addition, this offer is contingent on your execution of the Company’s “Employee Proprietary Information Agreement” and “Confidential Information and Invention Agreement.” This offer will be withdrawn if the above conditions are not satisfied.

By signing below to accept this offer of employment, you give us assurance that you have not relied on any agreement or representation, express or implied, with respect to your employment that is not set forth expressly in this letter. You also represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also confirm that you will inform POC about any such restrictions and provide POC with as much information about them as possible.

Kevin, we are looking forward to having you join the team. Please do not hesitate to contact us if you have any questions.

Very truly yours,

/s/ Joseph N. Forkey

Joseph N. Forkey

Chief Executive Officer

Employee Acceptance

I, Kevin Dahill, hereby accept the offer of employment as herein stated.

/s/ Kevin Dahill

Signature

Jan 5, 2023

Date

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